SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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H. J. Heinz Company

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by H. J. Heinz Company:

FOR RELEASE UPON RECEIPT

Heinz Preliminary Proxy Filed with the SEC Urges Shareholders to Reject Peltz and His Board Nominees

PITTSBURGH, June 15, 2006 – H. J. Heinz Company (NYSE: HNZ) today filed a preliminary proxy statement with the Securities and Exchange Commission urging its shareholders to elect Heinz’s slate of director nominees and reject the nominees of Mr. Nelson Peltz and his Cayman Islands-based hedge fund. The Company asserts that Mr. Peltz’s plan offers recommendations with a short-term view that “would cripple Heinz,” and that his nominees would bring his “self-interested and divisive voice” to the Heinz Board of Directors. Heinz is already implementing an aggressive strategic plan, which will deliver sustainable growth and superior value for all shareholders.

Heinz Chairman, President and CEO William R. Johnson commented today -- “We listen carefully to all our shareholders and value their opinions. Mr. Peltz does not need board representation for his voice to be heard and his voice deserves no special preferences over the voices of all our other important shareholder constituencies. It is not in the best interest of Heinz shareholders to support Mr. Peltz’s proposed slate of directors because his plan and his presence on the Board would disrupt the strong momentum of our business. A vote for Heinz’s involved, independent and experienced Directors will ensure that Heinz remains focused on delivering superior value for the benefit of all shareholders.”

Heinz will mount a vigorous campaign to inform shareholders and protect the Company from the self-interests and hidden agenda of Mr. Nelson Peltz and his Cayman Islands-based hedge fund. Mr. Peltz is pushing an unrealistic plan, which if implemented, would be detrimental to Heinz and its shareholders. The Peltz plan lacks specificity, lacks a time frame for implementation and associated restructuring costs, ignores industry dynamics and inflationary headwinds, is based on unsupported assumptions, and does not offer new insights. By contrast, Heinz has a realistic plan to drive value and growth. For 137 years, Heinz has stood for quality, integrity and value as a trusted and admired leader in the food industry.

Corporate Governance

In a letter to shareholders that opens the preliminary proxy statement, Heinz singles out the poor corporate governance record of Mr. Peltz and his investment group’s unrealistic alternative proposal to the Company’s Superior Value and Growth Plan for fiscal years 2007 and 2008.

Heinz said, “Mr. Peltz’s plans are not the right plans for Heinz – independent stock analysts have characterized his plans as ‘overly aggressive’ and ‘not achievable’ – and his corporate governance record is poor. His directors are not the right directors for Heinz.”

Citing the strength and independence of its current directors, Heinz urges shareholders to vote for the Company’s slate of 12 experienced directors because they “represent the interests of all shareholders.”

The Peltz slate of five challengers includes Mr. Peltz and four other men, each of whom is a relative, employee or close personal friend of Mr. Peltz.

The preliminary proxy statement also notes the fact that Heinz earned high corporate governance ratings from Institutional Shareholder Services. By comparison, Triarc Companies Inc., a company that Mr. Peltz leads, has received extremely low ratings as detailed below:

  Triarc Companies received a 21.5 rating from ISS, placing Triarc in the bottom quartile of the S&P 600 companies
  The Corporate Library rating of Triarc is an "F" on overall board effectiveness, the lowest possible rating.

Heinz points out that Mr. Peltz and his hedge fund are seeking board representation that would comprise 42% of the Heinz board (5 of the Company’s 12 board seats), even though Mr. Peltz and his Cayman Islands-based hedge fund hold only a 5.4% stake in Heinz.

Superior Value & Growth Plan – www.heinzsuperiorvalue.com

On June 1, 2006, Heinz presented its Superior Value and Growth Plan for fiscal years 2007 and 2008. This plan builds incrementally on the Company’s aggressive strategy of the past four years to focus the portfolio, grow the core businesses, and return cash to shareholders.

As part of its plan, Heinz announced a 16.7% increase in its annual dividend for FY07 and $1 billion in additional stock repurchases over the next two years, continuing its policy of returning significant cash to shareholders. Other highlights of the plan include $355 million in identified cost reductions over the next two years, a significant reduction in trade deals and allowances and increased spending for advertising, marketing, and research and development as the Company continues driving sales of its leading brands and innovative new products.

The Company expects its actions to produce the following financial results:

  EPS growth of 10 percent in FY07 to $2.35 per share;
  Sales growth of 3-4 percent in FY07; and
  Operating income growth of more than 8 percent in FY07.

In the preliminary proxy statement filed today, Heinz says: “Heinz is on the right track for delivering superior shareholder value and has the right team and governance structure in place to best serve shareholder interests.”

The preliminary proxy statement from Heinz discloses other information, including executive compensation. In 2006, Mr. Johnson’s total compensation (including the Black Scholes value of stock options) was $6.9 million compared to $7.0 million the previous year.

The Company’s Annual Meeting of Shareholders is scheduled for Wednesday, August 16, 2006 at 9 a.m. EST at The Hilton Pittsburgh. For more information on the Company and its positions on the proxy contest with Nelson Peltz and his Cayman Islands-based hedge fund, please visit www.heinzsuperiorvalue.com or the Corporate Web site, www.heinz.com.

# # #

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions,
  competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier relationships,
  currency valuations and interest rate fluctuations,
  change in credit ratings,
  the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals,
  the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,
  the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies,

  the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz’s investments,
  and other factors described in “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended April 27, 2005.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

Heinz will file a proxy statement in connection with its 2006 annual meeting of stockholders. Heinz stockholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Heinz’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz's shareholders is available on Schedule 14A filed with the Securities and Exchange Commission on June 9, 2006.

ABOUT HEINZ: H.J. Heinz Company, offering "Good Food, Every Day(TM)," is one of the world's leading marketers and producers of branded foods in ketchup and condiments; meals & snacks; and infant foods. Heinz delights consumers in every outlet, from supermarkets to restaurants to convenience stores and kiosks. Heinz is a global family of leading brands, including Heinz(R) Ketchup, sauces, soups, beans, pasta and infant foods (representing nearly one-third of total sales or close to $3 billion), HP(R) and Lea & Perrins(R), Ore-Ida(R) french fries and roasted potatoes, Boston Market(R) and Smart Ones(R) meals, and Plasmon(R) baby food. Heinz has leading brands in six core developed geographies and five developing geographies. Information on Heinz is available at www.heinz.com/news.

Media:

Ted Smyth:	412-456-5780
Michael Mullen:	412-456-5751 or Michael.mullen@us.hjheinz.com

Investors:

Jack Runkel:	412-456-6034